Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectuses pertaining to the LeCroy Corporation (CATC) Special 2000 Stock Option Plan, LeCroy Corporation (CATC) 2000 Stock Incentive Plan, LeCroy Corporation (CATC) 1994 Stock Option Plan and LeCroy Corporation 2004 Employment Inducement Stock Plan, of our report dated July 31, 2002, with respect to the consolidated financial statements and schedule for the year ended June 30, 2002 of LeCroy Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


MetroPark, New Jersey
November 16, 2004